Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS THIRD QUARTER 2018 EPS OF $1.03 PER SHARE; AND FFO OF $1.66 PER SHARE

Financial and Operating Highlights

•	Net income attributable to common stockholders of $1.03 per share for the third quarter as compared to $0.40 per share for the same period in 2017.

•
Funds from operations, or FFO, of $1.66 per share for the third quarter, after giving effect to $2.2 million, or $0.02 per share, of unamortized costs that were written off upon early repayment of the mortgage at 220 East 42nd Street and a reserve of $1.1 million, or $0.01 per share, that was recorded against a debt investment that is being repaid, as compared to $1.49 per share for the same period in 2017.

•
Same-store cash net operating income, or NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased 7.0% for the first nine months of 2018, or 6.4%, excluding lease termination income, as compared to the same period in the prior year.

•
Signed 50 Manhattan office leases covering 491,441 square feet in the third quarter and 136 Manhattan office leases covering 1,433,168 square feet in the first nine months of 2018. The mark-to-market on signed Manhattan office leases was 1.0% higher for the third quarter and 5.0% higher for the first nine months over the previous fully escalated rents on the same spaces.

•	Manhattan same-store occupancy was 95.7% as of September 30, 2018, inclusive of leases signed but not yet commenced.
Investing Highlights

•
To date in 2018, the Company has repurchased 7.7 million shares of its common stock and redeemed 0.4 million common units of its Operating Partnership, or OP units, under the previously announced $2.0 billion share repurchase plan, at an average price of $97.34 per share/unit. In total, the Company has acquired 16.5 million shares of its common stock and OP units under the program at an average price of $99.52 per share/unit.

•
Entered into an agreement to sell its 48.9% interest in 3 Columbus Circle to the Moinian Group, the current owner of the remaining 51.1% interest. The transaction is expected to generate net cash proceeds of $223.0 million and close in the fourth quarter of 2018.

•
Entered into an agreement to sell its interests in 1231 Third Avenue, which the Company took possession of during the third quarter, and an Upper East Side Assemblage for a combined sales price of $143.8 million. The transaction is expected to close in the fourth quarter of 2018.

Financing Highlights

•
Issued $350.0 million aggregate principal amount of floating rate notes due 2021. The notes are callable by the Company, at par, after one year and bear interest at a floating rate of 0.98% over LIBOR.

•	Closed on a $65.6 million financing of 115 Spring Street. The new mortgage has a 5-year term and bears interest at a floating rate of 3.40% over LIBOR.
Summary
New York, NY, October 17, 2018 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported net income attributable to common stockholders for the quarter ended September 30, 2018 of $88.2 million, or $1.03 per share, as compared to net income attributable to common stockholders of $38.9 million, or $0.40 per share, for the same quarter in 2017. Net income attributable to common stockholders for the three months ended September 30, 2018 includes $68.4 million, or $0.76 per share, of net gains recognized from the sale of real estate as compared to $1.0 million, or $0.01 per share, for the same period in 2017.
The Company also reported net income attributable to common stockholders for the nine months ended September 30, 2018 of $293.5 million, or $3.34 per share, as compared to net income attributable to common stockholders of $58.4 million, or $0.59 per share, for the same period in 2017. Net income attributable to common stockholders for the nine months ended September 30, 2018 includes $142.7 million, or $1.54 per share, of net gains recognized from the sale of real estate as compared to $12.9 million, or $0.12 per share, for the same period in 2017.
The Company reported FFO for the quarter ended September 30, 2018 of $149.8 million, or $1.66 per share, after giving effect to $2.2 million, or $0.02 per share, of unamortized costs that were written off upon early repayment of the mortgage at 220 East 42nd Street and a reserve of $1.1 million, or $0.01 per share, that was recorded against a debt investment that is being repaid, as compared to FFO for the same period in 2017 of $152.9 million, or $1.49 per share.
The Company also reported FFO for the nine months ended September 30, 2018 of $463.1 million, or $5.00 per share, as compared to FFO for the same period in 2017 of $505.6 million, or $4.85 per share.
All per share amounts in this press release are presented on a diluted basis.
Operating and Leasing Activity
For the quarter ended September 30, 2018, the Company reported consolidated revenues and operating income of $307.5 million and $169.3 million, respectively, compared to $374.6 million and $206.1 million, respectively, for the same period in 2017.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 6.1% for the quarter ended September 30, 2018, or 6.0%, excluding lease termination income. For the quarter, consolidated property same-store cash NOI increased by 6.4% to $128.3 million, or 6.3% to $127.4 million, excluding lease termination income, while unconsolidated joint venture property same-store cash NOI increased by 5.4% to $55.5 million. No lease termination income was recognized in unconsolidated joint venture property same-store cash NOI during the quarter.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 7.0% for the nine months ended September 30, 2018, or 6.4%, excluding lease termination income, as compared to the same period in 2017. For the nine months ended September 30, 2018, consolidated property same-store cash NOI increased by 5.0% to $382.9 million, or 4.1% to $377.9 million, excluding lease termination income, while unconsolidated joint venture property same-store cash NOI increased by 12.1% to $165.6 million. No lease termination income was recognized in unconsolidated joint venture property same-store cash NOI during the nine months ended September 30, 2018.
In the third quarter, the Company signed 50 office leases in its Manhattan portfolio totaling 491,441 square feet. Thirty-three leases comprising 251,511 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $71.69 per rentable square foot, representing a 1.0% increase over the previous fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the third quarter was 11.2 years and average tenant concessions were 7.5 months of free rent with a tenant improvement allowance of $65.86 per rentable square foot.
During the first nine months of 2018, the Company signed 136 office leases in its Manhattan portfolio totaling 1,433,168 square feet. Ninety-four leases comprising 731,623 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $72.62 per rentable square foot, representing a 5.0% increase over the previous fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the first nine months of 2018 was 9.7 years and average tenant concessions were 5.8 months of free rent with a tenant improvement allowance of $68.63 per rentable square foot.
Occupancy in the Company's Manhattan same-store portfolio was 95.7% as of September 30, 2018, inclusive of 395,569 square feet of leases signed but not yet commenced, as compared to 95.9% at June 30, 2018 and 95.3% at September 30, 2017.
In the third quarter, the Company signed 8 office leases in its Suburban portfolio totaling 33,506 square feet. Seven leases comprising 25,978 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $34.72 per rentable square foot, representing a 2.0% decrease over the previous fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the third quarter was 4.5 years and average tenant concessions were 3.5 months of free rent with a tenant improvement allowance of $14.04 per rentable square foot.
During the first nine months of 2018, the Company signed 40 office leases in its Suburban portfolio totaling 236,215 square feet. Twenty-eight leases comprising 87,354 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $35.66 per rentable square foot, representing a 2.4% decrease over the previous fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the first nine months of 2018 was 7.5 years and average tenant concessions were 7.8 months of free rent with a tenant improvement allowance of $23.40 per rentable square foot.
Occupancy in the Company's Suburban same-store portfolio was 92.1% as of September 30, 2018, inclusive of 12,043 square feet of leases signed but not yet commenced, as compared to 92.2% at June 30, 2018 and 92.4% at September 30, 2017.
Significant leases that were signed in the third quarter included:

•	New lease with The Carlyle Group for 94,367 square feet at One Vanderbilt Avenue, for 15.0 years;

•	New lease with Industrial and Commercial Bank of China Limited for 98,594 square feet at 1185 Avenue of the Americas, for 11.6 years;

•	Renewal with B and E Theaters LLC for 50,247 square feet at Landmark Square in Stamford, Connecticut, for 12.3 years;

•	Renewal with ION Media Networks, Inc. for 40,438 square feet at 810 Seventh Avenue, for 10.0 years;

•	New lease with Ankura Consulting Group, LLC for 29,698 square feet at 485 Lexington Avenue, for 15.7 years;

•	New lease with The Community Preservation Corp for 29,400 square feet at 220 East 42nd Street, for 29.6 years;

•	New lease with Fidelity National Title Insurance Company for 27,996 square feet at 485 Lexington Avenue, for 10.0 years.
Marketing, general and administrative, or MG&A, expense for the three months ended September 30, 2018 was $20.6 million, or 4.7% of total combined revenues and 44 basis points of total assets, including our share of assets from unconsolidated joint ventures.
Investment Activity
To date in 2018, the Company has repurchased 7.7 million shares of common stock and redeemed 0.4 million common units of its Operating Partnership, or OP units, under the previously announced $2.0 billion share repurchase program, at an average price of $97.34 per share/unit. In total, the Company has acquired 16.5 million shares of its common stock and OP units under the program at an average price of $99.52 per share/unit, allowing the Company to save approximately $53.6 million of common dividends on an annualized basis.
In September, the Company entered into an agreement to sell its interests in 1231 Third Avenue, which the Company took possession of during the third quarter, and an Upper East Side Assemblage, which consists of 260 East 72nd Street, 31,076 square feet of development rights, 252-254 East 72nd Street, 257 East 71st Street and 259 East 71st Street, for a combined sales price of $143.8 million. The transaction is expected to close in the fourth quarter of 2018.

In August, the Company entered into an agreement to sell its 48.9% interest in 3 Columbus Circle to the Moinian Group, the current owner of the remaining 51.1% interest. The Company had acquired its interest in 2011 and initiated a building-wide redevelopment program, which included a new glass facade, new elevators, bathrooms and expanded lobby. The repositioning strategy transformed the property into a Class-A corporate address and was approximately 95.0 percent leased as of September 30, 2018. The transaction is expected to generate net cash proceeds of $223.0 million and close in the fourth quarter of 2018.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio decreased to $2.12 billion at September 30, 2018, including $1.98 billion of investments at a weighted average current yield of 8.7% that are classified in the debt and preferred equity line item on the balance sheet, and investments aggregating $0.14 billion at a weighted average current yield of 11.2% that are included in other balance sheet line items for accounting purposes.
Financing Activity
In August, the Company issued $350.0 million aggregate principal amount of floating rate notes due 2021. The notes are callable by the Company, at par, after one year and bear interest at a floating rate of 0.98% over LIBOR. The Company used $250.0 million of net proceeds from the offering to repay the outstanding 5.00% Senior Notes that were due in August 2018. The remaining proceeds were used for repayment of other corporate indebtedness.
In August, the Company closed on a $65.6 million financing of 115 Spring Street. The new mortgage has a 5-year term and bears interest at a floating rate of 3.40% per annum over LIBOR.
Dividends
In the third quarter of 2018, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•	$0.8125 per share of common stock, which was paid on October 15, 2018 to shareholders of record on the close of business on September 28, 2018; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period July 15, 2018 through and including October 14, 2018, which was paid on October 15, 2018 to shareholders of record on the close of business on September 28, 2018, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, October 18, 2018 at 2:00 pm ET to discuss the financial results.
The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”.

The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using passcode 6893668.
A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using passcode 6893668. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”.
Annual Institutional Investor Conference
The Company will host its Annual Institutional Investor Conference on Monday, December 3, 2018 in New York City beginning at 9:00am EST. For more information on the Conference, please email SLG2018@slgreen.com.

Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2018, SL Green held interests in 106 Manhattan buildings totaling 46.4 million square feet. This included ownership interests in 28.2 million square feet of Manhattan buildings and 18.2 million square feet of buildings securing debt and preferred equity investments. In addition, SL Green held ownership interests in 15 suburban buildings totaling 2.3 million square feet in Brooklyn, Westchester County, and Connecticut.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statements
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Rental revenue, net	$221,763	$274,765	$648,501	$835,501
Escalation and reimbursement	29,103	44,749	82,554	131,561
Investment income	48,977	47,820	143,540	148,741
Other income	7,702	7,266	35,761	34,328
Total revenues	307,545	374,600	910,356	1,150,131
Expenses:
Operating expenses, including related party expenses $4,790 and $13,289 in 2018 and $5,505 and $14,941 in 2017.	56,852	75,927	172,871	221,285
Real estate taxes	48,805	64,160	139,788	186,173
Ground rent	9,507	8,307	26,661	24,923
Interest expense, net of interest income	55,168	65,634	156,695	196,112
Amortization of deferred financing costs	2,630	4,008	9,713	12,201
Depreciation and amortization	70,747	91,728	208,049	318,916
Loan loss and other investment reserves, net of recoveries	1,087	—	1,087	—
Transaction related costs	163	186	673	365
Marketing, general and administrative	20,594	23,963	66,601	72,362
Total expenses	265,553	333,913	782,138	1,032,337
Net income before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price and other fair value adjustments, (loss) gain on sale of real estate net, depreciable real estate reserves, gain on sale of marketable securities, and loss on early extinguishment of debt	41,992	40,687	128,218	117,794
Equity in net income from unconsolidated joint ventures	971	4,078	9,709	14,104
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	70,937	1,030	136,522	16,166
Purchase price and other fair value adjustment	(3,057)	—	57,385	—
(Loss) gain on sale of real estate, net	(2,504)	—	6,227	(3,256)
Depreciable real estate reserves	(6,691)	—	(6,691)	(85,336)
Gain on sale of marketable securities	—	—	—	3,262
Loss on early extinguishment of debt	(2,194)	—	(2,194)	—
Net income	99,454	45,795	329,176	62,734
Net income attributable to noncontrolling interests in the Operating Partnership	(4,797)	(1,812)	(15,656)	(2,707)
Net (income) loss attributable to noncontrolling interests in other partnerships	136	1,474	(234)	18,179
Preferred unit distributions	(2,846)	(2,850)	(8,542)	(8,551)
Net income attributable to SL Green	91,947	42,607	304,744	69,655
Perpetual preferred stock dividends	(3,738)	(3,738)	(11,213)	(11,213)
Net income attributable to SL Green common stockholders	$88,209	$38,869	$293,531	$58,442

Earnings Per Share (EPS)
Net income per share (Basic)	$1.03	$0.40	$3.35	$0.59
Net income per share (Diluted)	$1.03	$0.40	$3.34	$0.59

Funds From Operations (FFO)
FFO per share (Basic)	$1.66	$1.49	$5.01	$4.86
FFO per share (Diluted)	$1.66	$1.49	$5.00	$4.85

Basic ownership interest
Weighted average REIT common shares for net income per share	85,566	97,783	87,692	99,431
Weighted average partnership units held by noncontrolling interests	4,643	4,543	4,677	4,570
Basic weighted average shares and units outstanding	90,209	102,326	92,369	104,001

Diluted ownership interest
Weighted average REIT common share and common share equivalents	85,785	98,027	87,903	99,710
Weighted average partnership units held by noncontrolling interests	4,643	4,543	4,677	4,570
Diluted weighted average shares and units outstanding	90,428	102,570	92,580	104,280

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2018	2017
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,827,999	$2,357,051
Building and improvements	5,271,442	6,351,012
Building leasehold and improvements	1,427,381	1,450,614
Properties under capital lease	47,445	47,445
	8,574,267	10,206,122
Less accumulated depreciation	(2,049,338)	(2,300,116)
	6,524,929	7,906,006
Assets held for sale	696,069	338,354
Cash and cash equivalents	160,248	127,888
Restricted cash	98,344	122,138
Investment in marketable securities	28,538	28,579
Tenant and other receivables, net of allowance of $16,401 and $18,637 in 2018 and 2017, respectively	44,614	57,644
Related party receivables	21,425	23,039
Deferred rents receivable, net of allowance of $15,482 and $17,207 in 2018 and 2017, respectively	329,325	365,337
Debt and preferred equity investments, net of discounts and deferred origination fees of $16,973 and $25,507 in 2018 and 2017, respectively	1,977,057	2,114,041
Investments in unconsolidated joint ventures	3,070,825	2,362,989
Deferred costs, net	202,500	226,201
Other assets	301,128	310,688
Total assets	$13,455,002	$13,982,904

Liabilities
Mortgages and other loans payable	$2,339,030	$2,865,991
Revolving credit facility	145,000	40,000
Unsecured term loan	1,500,000	1,500,000
Unsecured notes	1,503,986	1,404,605
Deferred financing costs, net	(47,220)	(56,690)
Total debt, net of deferred financing costs	5,440,796	5,753,906
Accrued interest payable	27,211	38,142
Accounts payable and accrued expenses	141,082	137,142
Deferred revenue	110,283	208,119
Capitalized lease obligations	43,416	42,843
Deferred land leases payable	3,731	3,239
Dividend and distributions payable	79,165	85,138
Security deposits	64,501	67,927
Liabilities related to assets held for sale	311,049	4,074
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Other liabilities	97,565	189,231
Total liabilities	6,418,799	6,629,761

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	467,743	461,954
Preferred units	301,285	301,735

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both September 30, 2018 and December 31, 2017	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 86,649 and 93,858 issued and outstanding at September 30, 2018 and December 31, 2017, respectively (including 1,055 held in Treasury at September 30, 2018 and December 31, 2017)	867	939
Additional paid-in capital	4,602,650	4,968,338
Treasury stock at cost	(124,049)	(124,049)
Accumulated other comprehensive income	36,299	18,604
Retained earnings	1,476,959	1,139,329
Total SL Green Realty Corp. stockholders’ equity	6,214,658	6,225,093
Noncontrolling interests in other partnerships	52,517	364,361
Total equity	6,267,175	6,589,454
Total liabilities and equity	$13,455,002	$13,982,904

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Funds From Operations (FFO) Reconciliation:	2018	2017	2018	2017

Net income attributable to SL Green common stockholders	$88,209	$38,869	$293,531	$58,442
Add:
Depreciation and amortization	70,747	91,728	208,049	318,916
Joint venture depreciation and noncontrolling interest adjustments	45,485	23,517	140,799	72,936
Net income (loss) attributable to noncontrolling interests	4,661	338	15,890	(15,472)
Less:
(Loss) gain on sale of real estate, net	(2,504)	—	6,227	(3,256)
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	70,937	1,030	136,522	16,166
Purchase price and other fair value adjustments	(3,057)	—	57,385	—
Depreciable real estate reserve	(6,691)	—	(6,691)	(85,336)
Depreciation on non-rental real estate assets	616	557	1,766	1,636
FFO attributable to SL Green common stockholders	$149,801	$152,865	$463,060	$505,612

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating income and Same-store NOI Reconciliation:	2018	2017	2018	2017

Net income	$99,454	$45,795	$329,176	$62,734
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	(70,937)	(1,030)	(136,522)	(16,166)
Purchase price and other fair value adjustments	3,057	—	(57,385)	—
Loss (gain) on sale of real estate, net	2,504	—	(6,227)	3,256
Depreciable real estate reserves	6,691	—	6,691	85,336
Gain on sale of marketable securities	—	—	—	(3,262)
Depreciation and amortization	70,747	91,728	208,049	318,916
Interest expense, net of interest income	55,168	65,634	156,695	196,112
Amortization of deferred financing costs	2,630	4,008	9,713	12,201
Operating income	169,314	206,135	510,190	659,127

Equity in net income from unconsolidated joint ventures	(971)	(4,078)	(9,709)	(14,104)
Marketing, general and administrative expense	20,594	23,963	66,601	72,362
Transaction related costs, net	163	186	673	365
Investment income	(48,977)	(47,820)	(143,540)	(148,741)
Loan loss and other investment reserves, net of recoveries	1,087	—	1,087	—
Non-building revenue	(2,531)	(2,704)	(15,708)	(19,259)
Loss on early extinguishment of debt	2,194	—	2,194	—
Net operating income (NOI)	140,873	175,682	411,788	549,750

Equity in net income from unconsolidated joint ventures	971	4,078	9,709	14,104
SLG share of unconsolidated JV depreciation and amortization	45,839	28,819	141,023	91,320
SLG share of unconsolidated JV interest expense, net of interest income	34,947	23,893	107,397	67,862
SLG share of unconsolidated JV amortization of deferred financing costs	1,390	1,589	4,815	6,524
SLG share of unconsolidated JV loss on early extinguishment of debt	—	3,819	—	3,819
SLG share of unconsolidated JV transaction related costs	—	—	—	110
SLG share of unconsolidated JV investment income	(4,469)	(3,593)	(9,263)	(12,339)
SLG share of unconsolidated JV non-building revenue	(901)	(906)	(2,911)	(2,984)
NOI including SLG share of unconsolidated JVs	218,650	233,381	662,558	718,166

NOI from other properties/affiliates	(24,286)	(49,359)	(88,079)	(163,880)
Same-Store NOI	194,364	184,022	574,479	554,286

Ground lease straight-line adjustment	524	524	1,572	1,572
Joint Venture ground lease straight-line adjustment	258	258	773	820
Straight-line and free rent	(5,541)	(5,140)	(9,120)	(19,517)
Rental income - FAS 141	(1,320)	(1,109)	(4,241)	(3,436)
Joint Venture straight-line and free rent	(3,134)	(2,165)	(11,310)	(11,171)
Joint Venture rental income - FAS 141	(1,275)	(3,107)	(3,718)	(9,998)
Same-store cash NOI	$183,876	$173,283	$548,435	$512,556

SL GREEN REALTY CORP.
NON-GAAP FINANCIAL MEASURES - DISCLOSURES
Funds from Operations (FFO)
FFO is a widely recognized non-GAAP measure of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), excluding gains (or losses) from sales of properties, debt restructurings and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including our ability to make cash distributions.
Funds Available for Distribution (FAD)
FAD is a non-GAAP financial measure that is calculated as FFO plus non-real estate depreciation, allowance for straight line credit loss, adjustment for straight line ground rent, non-cash deferred compensation, and a pro-rata adjustment for FAD for SLG’s unconsolidated JV, less straight line rental income, free rent net of amortization, second cycle tenant improvement and leasing costs, and recurring building improvements.
FAD is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined in accordance with GAAP. FAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate FAD the same way, the presentation of FAD may not be comparable to similarly titled measures of other companies. FAD does not represent cash flow from operating, investing and finance activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre)
EBITDAre is a non-GAAP financial measure. The Company computes EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not compute EBITDAre in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The White Paper on EBITDAre approved by the Board of Governors of NAREIT in September 2017 defines EBITDAre as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), plus interest expense, plus income tax expense, plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated joint ventures, plus adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures.
The Company presents EBITDAre, because the Company believes that EBITDAre, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the Company’s ability to incur and service debt. EBITDAre should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Net Operating Income (NOI) and Cash NOI
NOI is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is calculated by subtracting free rent (net of amortization), straight-line rent, FAS 141 rental income from NOI, while adding ground lease straight-line adjustment and the allowance for straight-line tenant credit loss.
The Company presents NOI and Cash NOI because the Company believes that these measures, when taken together with the corresponding GAAP financial measures and our reconciliations, provide investors with meaningful information regarding the operating performance of properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income that is determined in accordance with GAAP. NOI and Cash NOI provide information on trends in the revenue generated and expenses incurred in operating our properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. The Company uses these metrics internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.
Debt to Market Capitalization Ratio
Debt to Market Capitalization is a non-GAAP measure that is calculated as the Company’s consolidated debt divided by the Company's estimated market value based upon the quarter-end trading price of the Company’s common stock multiplied by all common shares and operating partnership units outstanding plus the face value of the Company’s preferred equity.
The Company presents the ratio of debt to market capitalization as a measure of the Company’s leverage position relative to the Company’s estimated market value. The Company believes this ratio may provide investors with another measure of the Company’s current leverage position. The debt to market capitalization ratio should be used as one measure of the Company’s leverage position, and this measure is commonly used in the REIT sector; however, such measure may not be comparable to those used by other REITs that do not compute such measure in the same manner. The debt to market capitalization ratio does not represent the Company’s borrowing capacity and should not be considered an alternative measure to the Company’s current lending arrangements.
Coverage Ratios
The Company presents fixed charge and debt service coverage ratios to provide a measure of the Company’s financial flexibility to service current debt amortization, interest expense and ground rent from current cash net operating income. These coverage ratios represent a common measure of the Company’s ability to service fixed cash payments; however, these ratios are not used as an alternative to cash flow from operating, financing and investing activities (determined in accordance with GAAP).
SLG EARN